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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion within this Registration Statement on Form SB-2 of our report dated June 9, 2000 (with respect to the last paragraph of Note G, July 20, 2000, the first and third paragraph of Note K[4] (d), July 24, 2000, and the last paragraph of Note E, August 2, 2000) on our audit of the financial statements of the Company as of April 30, 2000 and for the years ended April 30, 2000 and 1999 which report is also included in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form SB-2.

Richard A. Eisner & Company, LLP

New York, New York
November 17, 2000




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